Exhibit 99.2

For Immediate News Release

April 23, 2014

AVALONBAY COMMUNITIES, INC. ANNOUNCES

FIRST QUARTER 2014 OPERATING RESULTS

(Arlington, VA)  AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today Net Income Attributable to Common Stockholders for the quarter ended March 31, 2014 of $141,739,000. This resulted in Earnings per Share – diluted (“EPS”) of $1.09 for the quarter ended March 31, 2014, compared to EPS of $0.63 for the comparable period of 2013, an increase of 73.0%.

The increase in EPS for the quarter ended March 31, 2014 over the prior year period is due primarily to an increase in Net Operating Income (“NOI”) from newly developed and acquired communities, including those acquired as part of the Archstone acquisition, as described in the Company’s first quarter 2013 earnings release dated April 30, 2013, coupled with a decrease in expensed acquisition costs related to the Archstone acquisition, partially offset by decreased gains from the sale of real estate assets.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the quarter ended March 31, 2014 increased 110.3% to $1.64 from $0.78 for the comparable period of 2013.  Adjusting for non-routine items as detailed in Attachment 13, FFO per share would have increased over the prior year period by 7.9% to $1.63 for the three months ended March 31, 2014.

The following table compares the Company’s first quarter 2014 actual results to its January 2014 outlook:

First Quarter 2014 Results Comparison to January 2014 Outlook

Per Share

Projected FFO per share - January 2014 outlook (1)	$1.62
Community NOI	0.02
JV income	0.01
Overhead and other	(0.01)
FFO per share Q1 2014 reported results	$1.64

(1) Represents the mid-point of the Company's January 2014 outlook.

Commenting on the Company’s results, Tim Naughton, Chairman and CEO, said, “Adjusted FFO growth of nearly 8% was driven by healthy performance from our stabilized portfolio and  better-than-expected leasing activity from our Development Communities.  Looking ahead, we expect NOI from apartment homes being delivered for initial occupancy to be the primary driver of outsized FFO growth throughout the balance of the year.”

Operating Results for the Quarter Ended March 31, 2014 Compared to the Prior Year Period

For the Company, including discontinued operations, total revenue increased by $85,295,000, or 27.0%, to $400,654,000.  This increase is primarily attributed to communities acquired as part of the Archstone acquisition, new developments and growth in Established Community revenue noted below.  For Established Communities, Average Rental Rates increased by 3.8%, and were partially offset by a decrease in Economic Occupancy of 0.1%, resulting in an increase in rental revenue of 3.7%. Total revenue for Established Communities increased $8,534,000 to $235,128,000. Operating expenses for Established Communities increased $4,438,000, or 6.5%, to $72,430,000. Accordingly, NOI for Established Communities increased $4,096,000, or 2.6%, to $162,698,000.

The following table reflects the percentage changes in rental revenue, operating expenses and NOI for Established Communities for the first quarter of 2014 compared to the first quarter of 2013:

Q1 2014 Compared to Q1 2013
	Rental Revenue
	Avg Rent	Ec			% of
	Rates	Occ	Opex	NOI	NOI (1)

New England	3.5%	(1.0%)	10.7%	(2.0%)	14.7%
Metro NY/NJ	3.1%	0.1%	7.8%	1.3%	25.8%
Mid-Atlantic	(0.1%)	0.1%	8.1%	(3.0%)	17.0%
Pacific NW	5.6%	(0.9%)	8.9%	3.2%	4.7%
No. California	7.4%	0.7%	(2.2%)	11.4%	19.1%
So. California	4.2%	(0.3%)	3.3%	4.2%	18.7%
Total	3.8%	(0.1%)	6.5%	2.6%	100.0%

(1)              Total represents each region’s % of total NOI from the Company, including discontinued operations.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Development Activity

During the three months ended March 31, 2014, the Company engaged in the following development activity:

The Company completed the development of two communities: Archstone Toscano, located in Houston, TX, and Avalon Bloomingdale, located in Bloomingdale, NJ.  These two communities contain an aggregate of 648 apartment homes and were constructed for an aggregate Total Capital Cost of $119,000,000.

The Company started the construction of four communities: AVA Capitol Hill, located in Seattle, WA; Avalon Roseland, located in Roseland, NJ; Avalon Hillwood Square, located in Falls Church, VA; and Avalon Marlborough, located in Marlborough, MA. These communities will contain 1,119 apartment homes when completed and will be developed for an estimated Total Capital Cost of $314,500,000.

The Company also acquired land parcels related to the development of two apartment communities during the quarter ended March 31, 2014 for an aggregate purchase price of $29,907,000. The Company anticipates starting construction of new apartment communities on these land parcels during the next 12 months.

The Company added four Development Rights. If developed as expected, these Development Rights will contain 958 apartment homes and will be developed for an estimated Total Capital Cost of $298,000,000.

Overall Development Rights declined from $3.8 billion at December 31, 2013 to $3.6 billion at March 31, 2014.

Redevelopment Activity

During the three months ended March 31, 2014, the Company started the redevelopment of two Avalon communities which contain an aggregate of 1,122 apartment homes and will be redeveloped for an aggregate Total Capital Cost of $32,600,000, excluding costs incurred prior to the redevelopment.

Disposition Activity

During the three months ended March 31, 2014, the Company sold Avalon Valley located in Danbury, CT.  The community, containing 268 apartment homes, was sold for $53,325,000 and an initial year market cap rate of 6.0%, resulting in a gain in accordance with GAAP of $37,869,000, and an economic gain of $25,659,000.  Avalon Valley yielded an unleveraged IRR of 16.0% over a hold period of 15.7 years.

Arna Valley View LP, a venture in which the Company held a residual profits interest, sold Arna Valley View, a 101 apartment home community located in Arlington, VA.  The Company recognized income from its promoted interest of $2,195,000 associated with the sale of Arna Valley View.

Liquidity and Capital Markets

At March 31, 2014, the Company did not have any borrowings outstanding under its $1,300,000,000 unsecured credit facility, and had $476,853,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-EBITDA for the first quarter of 2014 was 5.7 times.

New Financing Activity

In March 2014, the Company entered into a $300,000,000 variable rate unsecured term loan, maturing in March 2021. At March 31, 2014, the stated pricing is LIBOR plus 1.45%, and the Company had drawn $250,000,000 of the available $300,000,000, with the option to draw the additional $50,000,000 until March 2015.

In April 2014, the Company repaid $150,000,000 principal amount of its 5.375% coupon unsecured notes pursuant to their scheduled maturity.

Second Quarter 2014 Financial Outlook

The Company anticipates updating the Established Communities portfolio as of April 1, 2014 primarily to incorporate the stabilized assets acquired as part of the Archstone acquisition.

For the second quarter of 2014, the Company expects EPS in the range of $1.46 to $1.50 and expects Projected FFO per share in the range of $1.62 to $1.66, including $0.02 of costs for non-routine items.

Second Quarter Conference Schedule

The Company is scheduled to participate in the NAREIT Institutional Investor Forum in New York, NY, from June 3-5, 2014.  The Company will present and conduct a question and answer session at the event.  Management may discuss the Company's current operating environment; operating trends; development, redevelopment, disposition and acquisition activity; financial outlook; portfolio strategy and other business and financial matters affecting the Company.  Details on how to access a webcast of the Company's presentation will be available in advance of the conference event at the Company's website at http://www.avalonbay.com/events.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

Other Matters

The Company will hold a conference call on April 24, 2014 at 1:00 PM ET to review and answer questions about this release, its first quarter 2014 results, the Attachments (described below) and related matters. To participate on the call, dial 888-455-2265 domestically and 719-325-2146 internationally and use conference id: 3523961.

To hear a replay of the call, which will be available from April 24, 2014 at 6:00 PM ET to April 30, 2014 at 11:59 PM ET, dial 888-203-1112 domestically and 719-457-0820 internationally, and use conference id: 3523961. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an on-line playback of the webcast will be available for at least 30 days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://www.avalonbay.com/email.

Quarterly Earnings Call Format Update

The Company has modified its quarterly earnings call materials and conference call format.  In addition to the Attachments, the Company will provide a management letter and teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings before the market opens April 24, 2014.  The management letter will include information and commentary that has been historically provided by management on the Company's conference call.  Management will discuss the presentation on the conference call.

About AvalonBay Communities, Inc.

As of March 31, 2014, the Company owned or held a direct or indirect ownership interest in 276 apartment communities containing 82,374 apartment homes in twelve states and the District of Columbia, of which 31 communities were under construction and five communities were under reconstruction. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in high barrier-to-entry markets of the United States.  More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Director of Investor Relations at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook” and similar expressions that do not relate to historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results to differ materially from those expressed or implied by the forward-looking statements. Risks and uncertainties that might cause such differences include the following, among others: we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, and other economic conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up may result in increased financing and  construction costs and may delay and/or reduce the profitability of a community; debt and/or equity  financing for development, redevelopment or acquisitions of communities may not be available  or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to our  lack of control of joint ventures and our abilities to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic. Additional discussions of risks and uncertainties that could cause actual results to differ materially  from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 under the heading  “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

The Company does not undertake a duty to update forward-looking statements, including its expected 2014 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community.  The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined and further explained on Attachment 13, “Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.” Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2014 AvalonBay Communities, Inc. All Rights Reserved

AvalonBay
COMMUNITIES, INC.

FIRST QUARTER 2014
Supplemental Operating and Financial Data

AVALON

Avalon Mosaic
Tysons Corner, VA

welcome. home.

eaves West Valley
San Jose, CA

AVA

AVA Highline
New York, NY

AvalonBay offers three distinct brands – Avalon, AVA and eaves by Avalon - each targeted to different customer segments with unique needs and preferences. This expanded brand portfolio helps us reach new customers and better serve our existing residents.

FIRST QUARTER 2014

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Selected Financial and Other Information	Attachment 1
Detailed Operating Information	Attachment 2
Condensed Consolidated Balance Sheets	Attachment 3
Sequential Operating Information by Business Segment	Attachment 4

Market Profile
Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 5
Sequential Quarterly Revenue and Occupancy Changes (Established Communities)	Attachment 6
Operating Expenses ("Opex") (Established Communities)	Attachment 7

Development, Redevelopment, Acquisition and Disposition Profile
Development Communities	Attachment 8
Redevelopment Communities	Attachment 9
Future Development	Attachment 10
Unconsolidated Real Estate Investments	Attachment 11
Summary of Disposition Activity	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 as amended, and Section 21E of the Securities Exchange Act of 1934, as amended.  The projections and estimates contained in the following attachments are forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements.  Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release to which these attachments relate.  Among other risks, development opportunities may be abandoned; Total Capital Cost of a community may exceed original estimates, possibly making the community uneconomical and/or affecting projected returns; construction and lease-up may not be completed on schedule, resulting in increased debt service and construction costs; and other risks described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, could cause actual results to differ materially from such projections and estimates.

Attachment 1

AvalonBay Communities, Inc.

Selected Financial and Other Information

March 31, 2014

(Dollars in thousands except per share data)

(unaudited)

SELECTED FINANCIAL INFORMATION

	Q1	Q1
	2014	2013	% Change

Net income attributable to common stockholders	$141,739	$75,427	87.9%

Per common share - basic	$1.09	$0.63	73.0%
Per common share - diluted	$1.09	$0.63	73.0%

Funds from Operations	$212,845	$93,536	127.6%
Per common share - diluted	$1.64	$0.78	110.3%

Dividends declared - common	$150,305	$138,439	8.6%
Per common share	$1.16	$1.07	8.4%

Common shares outstanding	129,572,864	129,382,118	0.1%
Outstanding operating partnership units	7,500	7,500	0.0%
Total outstanding shares and units	129,580,364	129,389,618	0.1%

Average shares and participating securities outstanding - basic	129,500,870	119,901,177	8.0%

Weighted shares - basic	129,288,771	119,680,510	8.0%
Average operating partnership units outstanding	7,500	7,500	0.0%
Effect of dilutive securities	333,286	423,118	(21.2%)
Average shares outstanding - diluted	129,629,557	120,111,128	7.9%

DEBT COMPOSITION AND MATURITIES	CAPITALIZED COSTS

		Average						Non-Rev
		Interest	Remaining			Cap	Cap	Capex
Debt Composition (1)	Amount (2)	Rate (3)	Maturities (1) (2)			Interest	Overhead	per Home (5)

Conventional Debt			2014	$ 162,753	Q114	$19,679	$8,368	$194
Long-term, fixed rate	$4,871,885		2015	$ 619,787	Q413	$19,670	$12,763	$156
Long-term, variable rate	315,088		2016	$ 284,129	Q313	$17,205	$8,876	$118
Variable rate facility (4)	--		2017	$ 979,551	Q213	$16,824	$8,545	$66
Subtotal, Conventional	5,186,973	4.4%	2018	$ 95,341	Q113	$13,139	$7,944	$99

Tax-Exempt Debt				COMMUNITY INFORMATION
Long-term, fixed rate	142,410
Long-term, variable rate	945,795
Subtotal, Tax-Exempt	1,088,205	2.2%						Apartment
							Communities (6)	Homes (6)
Total Debt	$6,275,178	4.0%			Current Communities		245	73,195
					Development Communities		31	9,179
					Development Rights		45	12,632

(1) The Company has the option to extend the maturity date of $497,922 and $692,191 principal amount of indebtedness currently scheduled to mature in 2015 and 2017, respectively. The extension options provide the Company the ability, for a fee, to elect a revised maturity of one or two years beyond the current maturity.

(2) Balances outstanding represent total amounts due at maturity, and do not include the associated issuance discount associated with the unsecured notes and mark-to-market premiums associated with the notes payable.

(3) Rates are as of March 31, 2014 and include costs of financing such as credit enhancement fees, trustees’ fees, the impact of interest rate hedges and mark-to-market adjustments.

(4) Represents the Company’s $1.3 billion unsecured credit facility, under which no amounts were outstanding at March 31, 2014.

(5) Beginning in the fourth quarter of 2013, Non-Rev Capex per home includes apartment homes acquired as part of the Archstone acquisition. In the fourth quarter of 2013,  these amount were weighted for the portion of 2013 they were owned by the Company.

(6) Community and apartment home count excludes real estate held in joint ventures with Equity Residential formed in conjunction with the Archstone acquisition.

Attachment 2

AvalonBay Communities, Inc.

Detailed Operating Information

March 31, 2014

(Dollars in thousands except per share data)

(unaudited)

	Q1	Q1
	2014	2013	% Change
Revenue:
Rental and other income	$396,998	$299,085	32.7%
Management, development and other fees	3,077	2,272	35.4%
Total	400,075	301,357	32.8%

Operating expenses:
Direct property operating expenses, excluding property taxes	83,634	59,491	40.6%
Property taxes	44,485	31,902	39.4%
Property management and other indirect operating expenses	13,929	11,322	23.0%
Total operating expenses	142,048	102,715	38.3%

Interest expense, net	(42,533)	(38,174)	11.4%
General and administrative expense	(9,236)	(10,039)	(8.0%)
Joint venture income (loss) (1) (2)	5,223	(18,564)	128.1%
Investments and investment management expense	(979)	(1,015)	(3.5%)
Expensed acquisition, development and other pursuit costs (2)	(715)	(40,059)	(98.2%)
Depreciation expense	(106,367)	(105,559)	0.8%

Income (loss) from continuing operations	103,420	(14,768)	(800.3%)

Discontinued operations:
Income from discontinued operations (3)	310	5,746	(94.6%)
Gain on sale of real estate	37,869	84,491	(55.2%)

Total discontinued operations	38,179	90,237	(57.7%)

Net income	141,599	75,469	87.6%
Net loss (income) attributable to redeemable noncontrolling interests	140	(42)	433.3%

Net income attributable to common stockholders	$141,739	$75,427	87.9%

Net income attributable to common stockholders per common share - basic	$1.09	$0.63	73.0%

Net income attributable to common stockholders per common share - diluted	$1.09	$0.63	73.0%

(1)              Joint venture income for the three months ended March 31, 2014 includes the recognition of $2,195 for the Company’s promoted interest related to the sale of an unconsolidated community.  Joint venture income for the three months ended March 31, 2013 includes gains of $9,352 from the sale of unconsolidated communities.

(2)              Amounts for the three months ended March 31, 2013 include an aggregate of $69,271 of Archstone acquisition related costs of which $29,457 are included as a component of joint venture income (loss).

(3)              Reflects net income for investments in real estate classified as discontinued operations as of March 31, 2014 and investments in real estate sold during the period from January 1, 2013 through March 31, 2014.  The following table details income from discontinued operations for the periods shown:

	Q1	Q1
	2014	2013

Rental income	$579	$14,002
Operating and other expenses	(269)	(3,986)
Depreciation expense	-	(4,270)

Income from discontinued operations	$310	$5,746

Attachment 3

AvalonBay Communities, Inc.

Condensed Consolidated Balance Sheets

(Dollars in thousands)

(unaudited)

	March 31,	December 31,
	2014	2013

Real estate	$15,163,968	$14,890,136
Less accumulated depreciation	(2,608,172)	(2,503,902)
Net operating real estate	12,555,796	12,386,234
Construction in progress, including land	1,646,361	1,583,120
Land held for development	250,204	300,364
Operating real estate assets held for sale, net	--	14,491

Total real estate, net	14,452,361	14,284,209

Cash and cash equivalents	386,190	281,541
Cash in escrow	90,663	98,481
Resident security deposits	27,232	26,672
Investments in unconsolidated real estate entities	353,510	367,866
Other assets	260,283	269,374
Total assets	$15,570,239	$15,328,143

Unsecured notes, net	$2,844,917	$2,594,709
Unsecured credit facility	--	--
Notes payable	3,536,881	3,550,682
Resident security deposits	46,493	45,485
Liabilities related to assets held for sale	--	874
Other liabilities	518,875	519,346
Total liabilities	$6,947,166	$6,711,096

Redeemable noncontrolling interests	16,002	17,320
Equity	8,607,071	8,599,727
Total liabilities and equity	$15,570,239	$15,328,143

Attachment 4

AvalonBay Communities, Inc.

Sequential Operating Information by Business Segment (1)

March 31, 2014

(Dollars in thousands)

(unaudited)

	Total	Quarter Ended	Quarter Ended
	Apartment Homes	March 31, 2014	December 31, 2013

RENTAL REVENUE
Established (2)	36,636	$234,966	$234,464
Other Stabilized - Archstone (2)	15,267	91,596	91,362
Other Stabilized - AvalonBay (2) (3)	7,509	42,684	41,423
Redevelopment (2)	2,788	14,990	14,730
Development (2)	11,089	12,421	8,165
Total Consolidated Communities	73,289	$396,657	$390,144

OPERATING EXPENSE
Established		$72,430	$71,604
Other Stabilized - Archstone		31,735	31,524
Other Stabilized - AvalonBay (3)		12,616	11,986
Redevelopment		4,478	4,536
Development		6,860	4,689
Total Consolidated Communities		$128,119	$124,339

NOI (2)
Established		$162,698	$163,030
Other Stabilized - Archstone		59,937	59,960
Other Stabilized - AvalonBay (3)		30,134	29,846
Redevelopment		10,516	10,199
Development		5,560	3,478
Total Consolidated Communities		$268,845	$266,513

AVERAGE REVENUE PER OCCUPIED HOME (4)
Established		$2,225	$2,224
Other Stabilized - Archstone		2,092	2,094
Other Stabilized - AvalonBay (3)		1,971	1,926
Redevelopment		1,872	1,869

ECONOMIC OCCUPANCY (4)
Established		96.1%	95.9%
Other Stabilized - Archstone		95.6%	95.2%
Other Stabilized - AvalonBay (3)		95.1%	94.5%
Redevelopment		95.7%	94.2%

ESTABLISHED COMMUNITIES TURNOVER
Current year period / Prior year period (5)		42.4% / 40.8%	47.9% / 46.5%

(1)	Includes consolidated communities, and excludes amounts related to communities that have been sold, or that are classified as held for sale.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

Results for these communities for quarters prior to January 1, 2014 may reflect community operations prior to stabilization, including periods of lease-up, such that occupancy levels are below what would be considered stabilized.

(4)	For per home rent projections and economic occupancy for Development Communities currently under construction and/or completed in Q1 2014 see Attachment #8, Development Communities.

(5)	Turnover represents the annualized number of units turned over during the quarter, divided by the total number of apartment homes for Established Communities for the respective reporting period.

Attachment 5

AvalonBay Communities, Inc.

Quarterly Revenue and Occupancy Changes - Established Communities (1)

March 31, 2014

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Rental Revenue ($000s) (3) (4)

		Q1 14	Q1 13	% Change	Q1 14	Q1 13	% Change	Q1 14	Q1 13	% Change
New England
Boston, MA	5,395	$2,205	$2,104	4.8%	94.7%	95.8%	(1.1%)	$33,787	$32,589	3.7%
Fairfield-New Haven, CT	2,354	2,203	2,182	0.9%	95.4%	96.3%	(0.9%)	14,839	14,840	0.0%
New England Average	7,749	2,204	2,129	3.5%	94.9%	95.9%	(1.0%)	48,626	47,429	2.5%

Metro NY/NJ
New York City, NY	2,196	3,558	3,438	3.5%	96.9%	96.2%	0.7%	22,702	21,782	4.2%
New York - Suburban	3,524	2,539	2,483	2.2%	96.6%	96.9%	(0.3%)	25,932	25,448	1.9%
New Jersey	3,760	2,177	2,098	3.8%	96.3%	96.5%	(0.2%)	23,646	22,827	3.6%
Metro NY/NJ Average	9,480	2,631	2,551	3.1%	96.6%	96.5%	0.1%	72,280	70,057	3.2%

Mid-Atlantic
Washington Metro	4,370	1,956	1,958	(0.1%)	96.1%	96.0%	0.1%	24,645	24,643	0.0%
Mid-Atlantic Average	4,370	1,956	1,958	(0.1%)	96.1%	96.0%	0.1%	24,645	24,643	0.0%

Pacific Northwest
Seattle, WA	2,591	1,770	1,676	5.6%	95.1%	96.0%	(0.9%)	13,085	12,499	4.7%
Pacific Northwest Average	2,591	1,770	1,676	5.6%	95.1%	96.0%	(0.9%)	13,085	12,499	4.7%

Northern California
San Jose, CA	1,692	2,567	2,427	5.8%	97.0%	96.2%	0.8%	12,644	11,858	6.6%
Oakland-East Bay, CA	2,064	2,010	1,846	8.9%	97.0%	96.2%	0.8%	12,067	11,003	9.7%
San Francisco, CA	2,222	2,719	2,529	7.5%	96.5%	95.9%	0.6%	17,487	16,171	8.1%
Northern California Average	5,978	2,431	2,264	7.4%	96.8%	96.1%	0.7%	42,198	39,032	8.1%

Southern California
Los Angeles, CA	3,445	1,903	1,834	3.8%	96.8%	96.9%	(0.1%)	19,041	18,364	3.7%
Orange County, CA	1,929	1,752	1,668	5.0%	95.0%	95.7%	(0.7%)	9,627	9,228	4.3%
San Diego, CA	1,094	1,732	1,664	4.1%	96.1%	96.4%	(0.3%)	5,464	5,265	3.8%
Southern California Average	6,468	1,829	1,755	4.2%	96.2%	96.5%	(0.3%)	34,132	32,857	3.9%
Average/Total Established	36,636	$2,225	$2,144	3.8%	96.1%	96.2%	(0.1%)	$234,966	$226,517	3.7%

(1) Established Communities are communities with stabilized occupancy and operating expenses as of January 1, 2013 such that a comparison of 2013 to 2014 is meaningful.

(2) Reflects the effect of concessions amortized over the average lease term.

(3) With concessions reflected on a cash basis, rental revenue from Established Communities increased 3.5% between years.

(4) If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, Established Communities’ rental revenue would have increased by 3.9%.

Attachment 6

AvalonBay Communities, Inc.

*Sequential Quarterly* Revenue and Occupancy Changes - Established Communities

March 31, 2014

	Apartment Homes	Average Rental Rates (1)			Economic Occupancy			Rental Revenue ($000s) (2)

		Q1 14	Q4 13	% Change	Q1 14	Q4 13	% Change	Q1 14	Q4 13	% Change
New England
Boston, MA	5,395	$2,205	$2,220	(0.7%)	94.7%	95.2%	(0.5%)	$33,787	$34,192	(1.2%)
Fairfield-New Haven, CT	2,354	2,203	2,226	(1.0%)	95.4%	95.0%	0.4%	14,839	14,936	(0.6%)
New England Average	7,749	2,204	2,222	(0.8%)	94.9%	95.1%	(0.2%)	48,626	49,128	(1.0%)

Metro NY/NJ
New York City, NY	2,196	3,558	3,547	0.3%	96.9%	96.6%	0.3%	22,702	22,578	0.5%
New York - Suburban	3,524	2,539	2,542	(0.1%)	96.6%	96.0%	0.6%	25,932	25,813	0.5%
New Jersey	3,760	2,177	2,183	(0.3%)	96.3%	96.3%	0.0%	23,646	23,719	(0.3%)
Metro NY/NJ Average	9,480	2,631	2,633	(0.1%)	96.6%	96.3%	0.3%	72,280	72,110	0.2%

Mid-Atlantic
Washington Metro	4,370	1,956	1,962	(0.3%)	96.1%	95.7%	0.4%	24,645	24,604	0.2%
Mid-Atlantic Average	4,370	1,956	1,962	(0.3%)	96.1%	95.7%	0.4%	24,645	24,604	0.2%

Pacific Northwest
Seattle, WA	2,591	1,770	1,752	1.0%	95.1%	95.1%	0.0%	13,085	12,959	1.0%
Pacific Northwest Average	2,591	1,770	1,752	1.0%	95.1%	95.1%	0.0%	13,085	12,959	1.0%

Northern California
San Jose, CA	1,692	2,567	2,548	0.8%	97.0%	96.5%	0.5%	12,644	12,479	1.3%
Oakland-East Bay, CA	2,064	2,010	1,988	1.1%	97.0%	96.2%	0.8%	12,067	11,839	1.9%
San Francisco, CA	2,222	2,719	2,715	0.1%	96.5%	96.3%	0.2%	17,487	17,436	0.3%
Northern California Average	5,978	2,431	2,417	0.6%	96.8%	96.3%	0.5%	42,198	41,754	1.1%

Southern California
Los Angeles, CA	3,445	1,903	1,885	1.0%	96.8%	96.5%	0.3%	19,041	18,797	1.3%
Orange County, CA	1,929	1,752	1,740	0.7%	95.0%	95.6%	(0.6%)	9,627	9,624	0.0%
San Diego, CA	1,094	1,732	1,725	0.4%	96.1%	96.9%	(0.8%)	5,464	5,488	(0.4%)
Southern California Average	6,468	1,829	1,815	0.8%	96.2%	96.3%	(0.1%)	34,132	33,909	0.7%

Average/Total Established	36,636	$2,225	$2,224	(0.0%)	96.1%	95.9%	0.2%	$234,966	$234,464	0.2%

(1) Reflects the effect of concessions amortized over the average lease term.

(2) If the Company were to include current and previously completed Redevelopment Communities in its Established Communities portfolio, Established Communities’ sequential rental revenue would have increased by 0.3%.

Attachment 7

AvalonBay Communities, Inc.

Operating Expenses (“Opex”) - Established Communities (1)

March 31, 2014

(Dollars in thousands)

(unaudited)

				Q1 2014
	Q1	Q1		% of
	2014	2013	% Change	Total Opex

Property taxes (2)	$23,663	$23,147	2.2%	32.7%
Payroll (3)	16,052	15,839	1.3%	22.2%
Repairs & maintenance (4)	10,520	9,792	7.4%	14.5%
Office operations (5)	8,126	7,609	6.8%	11.2%
Utilities (6)	9,825	7,727	27.2%	13.6%
Insurance (7)	2,556	2,475	3.3%	3.5%
Marketing (8)	1,688	1,403	20.3%	2.3%
Total Established Communities Operating Expenses (9)	$72,430	$67,992	6.5%	100.0%

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

Property taxes increased for the three months ended March 31, 2014 primarily due to increases in rates and assessments, particularly in the Company’s East Coast markets and the Pacific Northwest, partially offset by reductions from successful appeals in the three months ended March 31, 2014.

(3)	Payroll includes expenses directly related to on-site operations.

(4)

Repairs and maintenance increased for the three months ended March 31, 2014 primarily due to increased turnover costs, the timing of various maintenance projects and an increase in snow removal costs in the Mid-Atlantic.

(5)

Office operations includes administrative costs, land lease expense, bad debt expense and association and license fees. The increase for the three months ended March 31, 2014 over the prior year period is primarily due to an adjustment to amounts due under a long-term ground lease in the prior year period.

(6)

Utilities represents aggregate utility costs, net of resident reimbursements. The increase for the three months ended March 31, 2014 over the prior year period is due primarily to increased consumption and rates for electricity, gas and steam from the colder than normal temperatures in the first quarter of 2014, primarily in the New England and Metro New York/New Jersey regions.

(7)

Insurance costs consist of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three months ended March 31, 2014 over the prior year periods are primarily due to renewals of the Company’s policies, as well as the timing of claims and related recoveries. Insurance costs can exhibit volatility due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

(8)

Marketing costs represent amounts incurred for electronic and print advertising, as well as prospect management and incentive costs. The increase for the three months ended March 31, 2014 is primarily due to the timing of spend in the current year as compared to the prior year for internet advertising costs and signage expenses.

(9)	Operating expenses for Established Communities excludes indirect costs for off-site corporate-level property management related expenses, and other support-related expenses.

Attachment 8

AvalonBay Communities, Inc.

Development Communities as of March 31, 2014

Community Information			Number	Total	Schedule				Avg Rent	%	%	%	%
			of	Capital				Full Qtr	Per	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Home				Occ.
Development Name		Location	Homes	(millions) (1)	Start	Occupancy	Complete	Ops (1)	(1)	As of April 18, 2014			Q1 ‘14 (1)

Under Construction:
1.	AVA University District (2)	Seattle, WA	283	$ 75.7	Q2 2012	Q3 2013	Q2 2014	Q4 2014	$ 2,060	86.9%	62.9%	50.2%	41.5%
2.	Avalon Mosaic	Tysons Corner, VA	531	115.3	Q1 2012	Q3 2013	Q4 2014	Q2 2015	2,120	61.2%	46.7%	36.7%	23.7%
3.	Avalon West Chelsea/AVA High Line (2)	New York, NY	710	276.1	Q4 2011	Q4 2013	Q1 2015	Q3 2015	3,300	28.5%	24.1%	15.2%	17.2%
4.	Avalon Arlington North	Arlington, VA	228	84.9	Q2 2012	Q4 2013	Q3 2014	Q1 2015	2,875	60.1%	47.8%	23.7%	9.3%
5.	Avalon Morrison Park	San Jose, CA	250	79.1	Q3 2012	Q4 2013	Q3 2014	Q1 2015	2,735	68.0%	48.8%	39.2%	20.1%
6.	Avalon Dublin Station II	Dublin, CA	253	77.7	Q2 2012	Q1 2014	Q2 2014	Q4 2014	2,500	71.5%	60.9%	39.9%	20.4%
7.	AVA 55 Ninth	San Francisco, CA	273	121.8	Q3 2012	Q1 2014	Q4 2014	Q2 2015	3,630	49.5%	38.8%	24.5%	5.5%
8.	Avalon Ossining	Ossining, NY	168	37.4	Q4 2012	Q1 2014	Q3 2014	Q1 2015	2,380	66.7%	48.2%	22.0%	4.7%
9.	Avalon Canton	Canton, MA	196	40.9	Q2 2013	Q1 2014	Q3 2014	Q1 2015	2,010	48.5%	52.6%	25.0%	4.1%
10.	Avalon Huntington Station	Huntington Station, NY	303	83.3	Q1 2013	Q1 2014	Q1 2015	Q3 2015	2,625	21.5%	28.4%	12.9%	1.8%
11.	Archstone Memorial Heights Phase I	Houston, TX	318	54.9	Q3 2012	Q1 2014	Q3 2014	Q1 2015	1,790	24.8%	21.7%	7.9%	1.1%
12.	Avalon Alderwood I	Lynnwood, WA	367	69.2	Q2 2013	Q2 2014	Q2 2015	Q4 2015	1,510	6.5%	6.3%	2.5%	-
13.	Avalon Exeter	Boston, MA	187	123.2	Q2 2011	Q2 2014	Q3 2014	Q1 2015	5,380	-	27.3%	-	-
14.	Avalon/AVA Assembly Row	Somerville, MA	445	113.5	Q2 2012	Q2 2014	Q4 2014	Q2 2015	2,310	-	11.5%	-	-
15.	Avalon Berkeley	Berkeley, CA	94	30.2	Q3 2012	Q2 2014	Q3 2014	Q4 2014	2,415	-	9.6%	-	-
16.	AVA Little Tokyo (2)	Los Angeles, CA	280	109.8	Q4 2012	Q3 2014	Q2 2015	Q4 2015	2,750	-	1.8%	-	-
17.	Avalon Wharton	Wharton, NJ	248	55.6	Q4 2012	Q1 2015	Q3 2015	Q1 2016	2,025	-	-	-	-
18.	AVA Stuart Street	Boston, MA	398	175.7	Q1 2013	Q1 2015	Q3 2015	Q1 2016	3,750	-	-	-	-
19.	Avalon San Dimas	San Dimas, CA	156	41.4	Q2 2013	Q4 2014	Q1 2015	Q3 2015	1,825	-	-	-	-
20.	Maple Leaf (3)	Cambridge, MA	103	28.0	Q3 2013	Q3 2014	Q4 2014	Q1 2015	2,215	-	-	-	-
21.	Avalon at Stratford	Stratford, CT	130	29.7	Q3 2013	Q3 2014	Q4 2014	Q2 2015	1,820	-	-	-	-
22.	Avalon Hayes Valley	San Francisco, CA	182	90.2	Q3 2013	Q1 2015	Q2 2015	Q4 2015	3,495	-	-	-	-
23.	Avalon Willoughby Square/AVA DoBro	Brooklyn, NY	826	444.9	Q3 2013	Q3 2015	Q4 2016	Q2 2017	3,470	-	-	-	-
24.	Avalon Baker Ranch	Lake Forest, CA	430	132.9	Q4 2013	Q1 2015	Q1 2016	Q3 2016	2,140	-	-	-	-
25.	Avalon Vista	Vista, CA	221	58.3	Q4 2013	Q2 2015	Q4 2015	Q2 2016	1,965	-	-	-	-
26.	Avalon Bloomfield Station	Bloomfield, NJ	224	53.4	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,100	-	-	-	-
27.	Avalon Glendora	Glendora, CA	256	75.1	Q4 2013	Q3 2015	Q1 2016	Q3 2016	2,045	-	-	-	-
28.	Avalon Roseland	Roseland, NJ	136	46.2	Q1 2014	Q2 2015	Q4 2015	Q2 2016	2,960	-	-	-	-
29.	Avalon Hillwood Square	Falls Church, VA	384	109.8	Q1 2014	Q2 2015	Q1 2016	Q3 2016	2,300	-	-	-	-
30.	Avalon Marlborough	Marlborough, MA	350	77.1	Q1 2014	Q2 2015	Q2 2016	Q4 2016	1,915	-	-	-	-
31.	AVA Capitol Hill (2)	Seattle, WA	249	81.4	Q1 2014	Q4 2015	Q2 2016	Q4 2016	2,170	-	-	-	-
	Subtotal / Weighted Average		9,179	$ 2,992.7					$ 2,600

Completed this Quarter:
1.	Archstone Toscano	Houston, TX	474	$ 87.5	Q2 2011	Q1 2013	Q1 2014	Q3 2014	$ 1,775	100.0%	69.2%	66.9%	60.8%
2.	Avalon Bloomingdale	Bloomingdale, NJ	174	31.5	Q3 2012	Q3 2013	Q1 2014	Q3 2014	1,950	100.0%	96.0%	94.8%	74.0%
	Subtotal / Weighted Average		648	$ 119.0					$ 1,820
	Total / Weighted Average		9,827	$ 3,111.7					$ 2,545

Total Capital Cost (millions) (4):
	Total Capital Cost, under construction and completed			$ 3,359.8	Weighted Average Projected NOI as a % of Total Capital Cost (1)				6.5%
	Total Capital Cost, disbursed to date			(2,206.9)
	Total Capital Cost, remaining to invest			$ 1,152.9

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

Developments containing at least 10,000 square feet of retail space include AVA University District (12,000 sf), Avalon West Chelsea (21,000 sf), AVA Little Tokyo (19,000 sf), and AVA Capitol Hill (15,000 sf).

(3)	This community is being developed under a legacy Archstone joint venture structure in which the Company’s total equity interest is 20%.

(4)

Includes the communities presented on this attachment plus five additional communities with 1,365 apartment homes representing $270.5 million in total capital costs which have completed construction but not yet achieved Stabilized Operations for the full quarter. Excludes future starts and unrelated third party partners interest in unconsolidated joint ventures. Q1 2014 NOI for these 38 communities was $5.6 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2014.

Attachment 9

AvalonBay Communities, Inc.

Redevelopment Communities as of March 31, 2014

Community Information			Total	Schedule				Avg
		Number	Capital					Post-Renovated	Homes
		of Apt	Cost (1)(2)	Acquisition /			Restabilized	Rent Per	Completed
Community Name	Location	Homes	(millions)	Completion	Start	Complete	Ops (2)	Home (2)	@ 3/31/2014

Under Redevelopment: (3) (4)

1. AVA Burbank	Burbank, CA	748	$19.8	Q3 1997	Q4 2012	Q4 2014	Q1 2015	$1,690	606
2. AVA Pasadena	Pasadena, CA	84	5.6	Q1 2012	Q2 2013	Q2 2014	Q4 2014	2,040	72
3. Eaves Creekside (5)	Mountain View, CA	294	11.9	Q4 1997	Q3 2013	Q4 2014	Q2 2015	2,225	104
4. Avalon Crescent (6)	McLean, VA	558	9.0	Q4 1997	Q1 2014	Q4 2014	Q2 2015	2,015	--
5. Avalon at Mission Bay	San Diego, CA	564	23.6	Q4 1997	Q1 2014	Q1 2016	Q3 2016	1,665	--

Total / Weighted Average		2,248	$69.9					$1,845	782

Remaining to Invest (millions) (7)			$45.2

(1)	Exclusive of costs incurred prior to redevelopment.

(2)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)

The Company commenced the redevelopment of AVA Back Bay in Boston, MA during the first quarter of 2013 for an estimated Total Capital Cost of $16.9 million, excluding costs incurred prior to redevelopment. The redevelopment of this community is primarily focused on the exterior and/or common area and is not expected to have a material impact on community operations. This community is therefore included in the Established Community portfolio and not classified as a Redevelopment Community.

(4)

The Company assumed responsibility for the redevelopment of Marina Bay, comprised of 205 apartment homes and 229 boat slips, in conjunction with the Archstone acquisition. Marina Bay, located in Marina del Rey, CA, is owned by the Archstone U.S. Fund, in which the Company holds a 28.6% interest, and is being redeveloped for an estimated Total Capital Cost of $32.9 million, excluding costs incurred prior to redevelopment. All capital necessary for the redevelopment of Marina Bay was contributed to the venture prior to the Company acquiring an interest in the venture.

(5)	This community was formally known as Eaves Downtown Mountain View.

(6)	The scope of the current redevelopment relates to the common areas and approximately 30% of the apartment homes.

(7)	Includes the five communities under redevelopment as presented on this attachment and excludes future starts.

This chart contains forward-looking statements.    Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2014.

Attachment 10

AvalonBay Communities, Inc.

Future Development as of March 31, 2014

DEVELOPMENT RIGHTS (1)

		Estimated	Total Capital
	# of Rights	Number	Cost (1) (2)
		of Homes	(millions)

Development Rights as of 12/31/2012	34	9,602	$ 2,821

2013 Additions	20	5,647	$ 1,539
2013 Acquired Archstone Development Rights	6	2,064	724
2013 Construction starts	(13)	(3,792)	(1,317)
2013 Adjustments to existing Development Rights	(1)	(535)	11

Development Rights as of 12/31/2013	46	12,986	$ 3,778

Q1 2014
Additions	4	958	$ 298
Construction starts	(4)	(1,119)	(315)
Adjustments to existing Development Rights	(1)	(193)	(148)

Development Rights as of 3/31/2014	45	12,632	$ 3,613

Current Development Rights by Market as of March 31, 2014

Boston, MA	5	1,630	$ 512
Fairfield-New Haven, CT	1	160	40
New York City	1	167	71
New York Suburban	6	1,069	327
New Jersey	15	4,415	1,069
Baltimore, MD	1	343	69
Washington, DC Metro	6	1,906	508
Seattle, WA	4	1,298	359
Oakland-East Bay, CA	2	486	173
San Francisco, CA	1	330	162
Orange County, CA	2	534	171
Los Angeles, CA	1	294	152

Total	45	12,632	$ 3,613

(1)	See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(2)

The Company currently owns land (including pursuit costs) in the amount of $250 million for the future development of 13 of the 45 Development Rights. Construction is expected to commence in 2014 on 6 of the 13 Development Rights for which land is owned with a total basis of $152 million.

This chart contains forward-looking statements. Please see the paragraph regarding forward-looking statements on the Table of Contents page relating to the Company’s Supplemental Operating and Financial Data for the first quarter of 2014.

Attachment 11

AvalonBay Communities, Inc.

Unconsolidated Real Estate Investments

March 31, 2014

(Dollars in thousands)

(unaudited)

		Company	# of	NOI (3)	Debt
	# of	Ownership	Apartment			Interest
Unconsolidated Real Estate Investments (1)	Communities	Percentage (2)	Homes	Q1 2014	Amount (3)	Rate (4)

AvalonBay Value Added Fund, L.P. (Fund I) (5)	4	15.2%	724	$1,679	$65,930	5.86%
AvalonBay Value Added Fund II, L.P. (Fund II)	12	31.3%	5,051	14,067	466,895	4.34%
Multifamily Partners AC LP	9	28.6%	1,730	7,192	329,495	3.94%
Multifamily Partners AC JV LP (6)	2	20.0%	818	3,808	162,300	6.00%
CVP I, LLC	1	20.0%(7)	361	4,144	117,000	0.62%
MVP I, LLC	1	25.0%(7)	313	2,679	105,000	6.02%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,138	24,717	4.30%
Total Unconsolidated Real Estate Investments	30		9,302	$34,707	$1,271,337	4.32%

(1)         Total unconsolidated real estate investments excludes the real estate investments owned through the joint ventures entered into with Equity Residential as part of the Archstone acquisition.

(2)         Company ownership percentages do not reflect the impact of promoted interests.

(3)         NOI and outstanding indebtedness are presented at 100 percent.  NOI includes amounts from communities disposed during the periods presented, and excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.

(4)         Represents the weighted average interest rate as of March 31, 2014.

(5)         Amounts for this venture include one community for which the Company acquired the secured note, and therefore consolidates for financial reporting purposes.

(6)         In addition, the venture also owns one Development Community which will contain 103 apartment homes upon completion.

(7)         After the venture makes certain threshold distributions to the third-party partner, we will generally receive approximately 50% of all further distributions. During the three months ended March 31, 2014, the Company received distributions of $1,461 in excess of its ownership percentage for its promoted interest in CVP I, LLC, and received distributions of $201 in excess of its ownership percentage for its promoted interest in MVP I, LLC.

Attachment 12

AvalonBay Communities, Inc.

Summary of Disposition Activity (1)

as of March 31, 2014

(Dollars in thousands)

(unaudited)

				Accumulated		Weighted Average
Number of	Weighted Average	Gross Sales		Depreciation	Economic	Initial Year	Weighted Average
Communities Sold	Hold Period (Years) (3)	Price	GAAP Gain	and Other	Gain (Loss) (2)	Mkt. Cap Rate (2) (3)	Unleveraged IRR (2) (3)

2005- 2009:
31 Communities, 1 Office Building	10.4	$1,696,237	$834,276	$126,694	$707,582	4.8%	15.3%
9 Land Parcels (4) (5)

2010:
3 Communities, 1 Office Building (5)	14.0	$198,600	$74,074	$51,977	$22,097	6.6%	9.8%

2011:
3 Communities, 3 Land Parcels (6)	13.4	$292,965	$287,132	$156,233	$130,899	5.1%	16.0%

2012:
4 Communities, 1 Land Parcel (7)	13.9	$280,550	$146,591	$67,178	$79,413	5.3%	10.6%

2013:
8 Communities, 1 Land Parcel (8)	13.4	$937,070	$279,206	$96,745	$182,461	4.9%	12.8%

2014:
1 Community	15.7	$53,325	$37,869	$12,210	$25,659	6.0%	16.0%

2005 - 2014 Total
50 Communities, 2 Office Buildings, 14 Land Parcels	13.2	$3,458,747	$1,659,148	$511,037	$1,148,111	5.0%	14.1%

(1)         Provides disposition activity for the most recent 10 year periods and excludes dispositions by Fund I and Fund II and dispositions to joint venture entities in which the Company retains an economic interest.

(2)         See Attachment #13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(3)         For purposes of this attachment, land and office building sales and the disposition of any real estate held in a joint venture for any or all of the Company’s investment periods are not included in the calculation of Weighted Average Holding Period, Weighted Average Initial Year Market Cap Rate, or Weighted Average Unleveraged IRR.

(4)         GAAP gains for sales during this period include the Company’s proportionate share of communities held by joint ventures and the recovery of any previously recognized impairment losses.

(5)         2009 and 2010 GAAP and Economic Gain include the recognition of approximately $2,770 and $2,675, respectively, in deferred gains for prior year dispositions, recognition of which occurred in conjunction with settlement of associated legal matters.

(6)         2011 results exclude the Company’s proportionate GAAP gain of $7,675 associated with an asset exchange.  2011 Accumulated Depreciation and Other includes $20,210 in impairment charges, recorded  in prior periods, on two of the land parcels sold.

(7)         2012 Accumulated Depreciation and Other includes $16,363 in impairment charges for the land parcel sold. 2012 GAAP and Economic Gains include the recognition of approximately $1,225 and $496, respectively, in deferred gains for prior year dispositions and gains for current year dispositions, which occurred in conjunction with settlement of associated legal matters.

(8)         2013 results include the sale of four Archstone communities for Gross Sales Price and Weighted Average Initial Year Market Cap Rate, but exclude these dispositions for other metrics due to a holding period of less than one year. 2013 Accumulated Depreciation and Other includes $1,955 in impairment charges, recorded in a prior period, for the Company’s basis in the unconsolidated venture sold.

Attachment 13

AvalonBay Communities, Inc

Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms

This release, including its attachments, contains certain non-GAAP financial measures and other terms.  The definition and calculation of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable.  The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance.  In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

FFO is determined based on a definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“NAREIT”). FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, extraordinary gains or losses (as defined by GAAP), cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures.  Management generally considers FFO to be an appropriate supplemental measure of operating performance because, by excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating performance of a company’s real estate between periods or as compared to different companies. A reconciliation of FFO to Net income attributable to common stockholders is as follows (dollars in thousands):

	2014	2013

Net income attributable to common stockholders	$141,739	$75,427
Depreciation - real estate assets, including discontinued operations and joint venture adjustments	108,966	111,944
Distributions to noncontrolling interests, including discontinued operations	9	8
Gain on sale of unconsolidated entities holding previously depreciated real estate assets	--	(9,352)
Gain on sale of previously depreciated real estate assets	(37,869)	(84,491)

FFO attributable to common stockholders	$212,845	$93,536

Average shares outstanding - diluted	129,629,557	120,111,128

Earnings (loss) per share - diluted	$1.09	$0.63

FFO per common share - diluted	$1.64	$0.78

The Company’s results for the three months ended March 31, 2014 and the comparable prior year period include the non-routine items outlined in the following table (dollars in thousands):

Attachment 13

	Q1	Q1
	2014	2013 (1)

FFO, actual	$212,845	$93,536

Non-Routine Items
Joint venture (gains) losses and costs	(2,105)	29,973
Archstone and other acquisition costs	12	39,814
Interest rate protection agreement unrealized gain	-	(1,414)
Compensation plan redesign and severance related costs	-	1,475

FFO, as adjusted for non-routine items	$210,752	$163,384

(1) The Company issued unsecured notes and common stock for purposes of funding the Archstone acquisition in advance of closing the purchase.  This capital markets activity resulted in interest expense of $835 associated with the unsecured notes, and incremental weighted average shares of the Company’s common stock outstanding of 11,116,667 during Q1 2013.

Projected FFO, as provided within this release in the Company’s outlook, is calculated on a basis consistent with historical FFO, and is therefore considered to be an appropriate supplemental measure to projected Net Income from projected operating performance.  A reconciliation of the range provided for Projected FFO per share (diluted) for the second quarter of 2014 to the range provided for projected EPS (diluted) is as follows:

	Low	High
	Range	Range

Projected EPS (diluted) - Q2 2014	$ 1.46	$ 1.50
Projected depreciation (real estate related)	0.84	0.88
Projected gain on sale of operating communities	(0.68)	(0.72)

Projected FFO per share (diluted) - Q2 2014	$ 1.62	$ 1.66

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excludes corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, investments and investment management expenses, expensed development and other pursuit costs, net interest expense, gain (loss) on extinguishment of debt, general and administrative expense, joint venture income (loss), depreciation expense, impairment loss on land holdings, gain on sale of real estate assets and income from discontinued operations. The Company considers NOI to be an appropriate supplemental measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of corporate-level property management overhead or general and administrative costs.  This is more reflective of the operating performance of a community, and allows for an easier comparison of the operating performance of single assets or groups of assets.  In addition, because prospective buyers of real estate have different overhead structures, with varying marginal impact to overhead by acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

A reconciliation of NOI (from continuing operations) to Net Income, as well as a breakdown of NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

	Q1	Q1	Q4
	2014	2013	2013

Net income	$ 141,599	$ 75,469	$ 252,090
Indirect operating expenses, net of corporate income	10,818	9,041	10,881
Investments and investment management expense	979	1,015	836
Expensed acquisition, development and other pursuit costs	715	40,059	(991)
Interest expense, net	42,533	38,174	44,630
Loss on extinguishment of debt, net	--	--	14,921
General and administrative expense	9,236	10,039	8,311
Joint venture (income) loss	(5,223)	18,564	(5,090)
Depreciation expense	106,367	105,559	104,806
Gain on sale of real estate assets	(37,869)	(84,491)	(160,058)
Income from discontinued operations	(310)	(5,746)	(3,823)
NOI from continuing operations	$ 268,845	$ 207,683	$ 266,513

Established:
New England	$ 29,904	$ 30,517	$ 31,752
Metro NY/NJ	50,019	49,358	51,049
Mid-Atlantic	17,455	17,995	17,579
Pacific NW	9,134	8,853	8,722
No. California	32,834	29,467	31,021
So. California	23,352	22,412	22,907
Total Established	162,698	158,602	163,030
Other Stabilized - AvalonBay	30,134	17,790	29,846
Other Stabilized - Archstone	59,937	21,516	59,960
Development/Redevelopment	16,076	9,775	13,677
NOI from continuing operations	$ 268,845	$ 207,683	$ 266,513

Attachment 13

NOI as reported by the Company does not include the operating results from discontinued operations (i.e., assets sold during the period January 1, 2013 through March 31, 2014 or classified as held for sale at March 31, 2014).  A reconciliation of NOI from communities sold or classified as discontinued operations to Net Income for these communities is as follows (dollars in thousands):

	Q1	Q1
	2014	2013

Income from discontinued operations	$ 310	$ 5,746
Depreciation expense	--	4,270

NOI from discontinued operations	$ 310	$ 10,016

NOI from assets sold	310	10,016
NOI from assets held for sale	--	--

NOI from discontinued operations	$ 310	$ 10,016

Projected NOI, as used within this release for certain Development Communities and in calculating the Initial Year Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses.  For Development Communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations, as defined below, following the completion of construction.  In calculating the Initial Year Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation.  Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue.  Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs.  Projected gross potential for Development Communities and dispositions is based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI.  The weighted average Projected NOI as a percentage of Total Capital Cost is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development Communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development Communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense).  However, in this release the Company has not given a projection of NOI on a company-wide basis.  Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful.  Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow.  There can be no assurance that the communities under development or redevelopment will achieve the Projected NOI as described in this release.

Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

Attachment 13

A reconciliation of rental revenue from Established Communities in conformity with GAAP to Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

	Q1	Q1
	2014	2013

Rental revenue (GAAP basis)	$ 234,966	$ 226,517
Concessions amortized	308	264
Concessions granted	(502)	(53)

Rental Revenue with
Concessions on a Cash Basis	$ 234,772	$ 226,728

% change -- GAAP revenue		3.7%

% change -- cash revenue		3.5%

Economic Gain (Loss) is calculated by the Company as the gain (loss) on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other non-cash adjustments that may be required under GAAP accounting.  Management generally considers Economic Gain (Loss) to be an appropriate supplemental measure to gain (loss) on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community.  The Economic Gain (Loss) for each of the communities presented is estimated based on their respective final settlement statements.  A reconciliation of Economic Gain (Loss) to gain on sale in accordance with GAAP for the quarter ended March 31, 2014 as well as prior years’ activities is presented elsewhere on Attachment 12.

Net Debt-to-EBITDA is calculated by the Company as total debt that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized first quarter 2014 EBITDA from continuing operations.

Total debt principal (1)	$6,275,178
Cash and cash in escrow	476,853

Net debt	$5,798,325

Net income attributable to common stockholders	$141,739
Interest expense, net	42,533
Depreciation expense	106,367

EBITDA	$290,639

EBITDA from continuing operations	$252,460
EBITDA from discontinued operations	38,179
$290,639

EBITDA from continuing operations, annualized	$1,009,840

Net debt-to-EBITDA	5.7 times

(1) Balance at March 31, 2014 excludes $5,082 of debt discount as reflected in unsecured notes, net ,and $111,702 of debt premium as reflected in notes payable, on the Condensed Consolidated Balance Sheets.  The debt premium is primarily related to above market interest rates on debt assumed in connection with the Archstone acquisition.

Attachment 13

Interest Coverage is calculated by the Company as EBITDA from continuing operations, excluding land gains and gain on the sale of investments in real estate joint ventures, divided by the sum of interest expense, net, and preferred dividends.  Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies.  EBITDA is defined by the Company as net income or loss attributable to the Company before interest income and expense, income taxes, depreciation and amortization.

A reconciliation of EBITDA and a calculation of Interest Coverage for the first quarter of 2014 are as follows (dollars in thousands):

Net income attributable to common stockholders	$141,739
Interest expense, net	42,533
Depreciation expense	106,367

EBITDA	$290,639

EBITDA from continuing operations	$252,460
EBITDA from discontinued operations	38,179

EBITDA	$290,639

EBITDA from continuing operations	$252,460

Interest expense, net	$42,533

Interest Coverage	5.9 times

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment Community, or Development Right, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, all as determined in accordance with GAAP.  For Redevelopment Communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated.  With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management.  Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount.  For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Initial Year Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community.  Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation, amortization and extraordinary items.  For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.5% - 3.5%.  The Initial Year Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property.  Buyers may assign different Initial Year Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels.  The weighted average Initial Year Market Cap Rate is weighted based on the gross sales price of each community.

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of

Attachment 13

selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company.  Each of the items (i), (ii), (iii) and (iv) are calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses.  Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance.  Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead.  The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities.  The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the holding period for each respective community, including net sales proceeds.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by either outstanding secured debt or land leases (excluding land leases with purchase options that were put in place for governmental incentives or tax abatements) as a percentage of total NOI generated by real estate assets.  The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company.  Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the three months ended March 31, 2014 is as follows (dollars in thousands):

NOI for Established Communities	$162,698
NOI for Other Stabilized Communities - AvalonBay	30,134
NOI for Other Stabilized Communities - Archstone	59,937
NOI for Development/Redevelopment Communities	16,076
NOI for discontinued operations	310
Total NOI generated by real estate assets	269,155
NOI on encumbered assets	82,213
NOI on unencumbered assets	$186,942
Unencumbered NOI	69%

Debt-to-Total Market Capitalization is a measure of leverage that is calculated by expressing, as a percentage, debt divided by Total Market Capitalization, which is defined as the aggregate of the market value of the Company’s common stock, the market value of the Company’s operating partnership units outstanding (based on the market value of the Company’s common stock) and the outstanding principal balance of debt.  Management believes that this measure of leverage can be one useful measure of a real estate operating company’s long-term liquidity and balance sheet strength, because it shows an approximate relationship between a company’s total debt and the current total market value of its assets based on the current price at which the Company’s common stock trades. Because this measure of leverage changes with fluctuations in the Company’s stock price, which occur regularly, this measure may change even when the Company’s earnings, interest and debt levels remain stable. Investors should also note that the net realizable value of the Company’s assets in liquidation is not easily determinable and may differ substantially from the Company’s Total Market Capitalization.

Projected Stabilized Yield (also expressed as “weighted average initial stabilized yield” or words of similar meaning) means Projected NOI as a percentage of Total Capital Cost.

Initial Cost of Capital means (i) with respect to debt proceeds, the fixed rate of interest on the debt or, for floating rate debt, the initial interest rate at debt incurrence, (ii) with respect to the net proceeds from the sale of a community, the Initial Year Market Cap Rate reflected by the sales price, and (iii) with respect to the proceeds from the sale of common stock, 12 months forward projected per share FFO at the time of issuance, after adjustment for non-routine items, expressed as a percentage of the net proceeds per share of common stock sold.

Established Communities are identified by the Company as communities where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the prior year.  Therefore, for 2014, Established Communities are consolidated communities that have Stabilized Operations as of January 1, 2013 and are not conducting or planning to conduct substantial redevelopment activities within the current year.  Established Communities do not include communities that are currently held for sale or planned for disposition during the current year.  Established Communities do not include communities acquired as part of the Archstone acquisition.

Established Communities Effective April 1, 2014 will include communities that were owned and had Stabilized Operations as of April 1, 2013, and therefore will include communities acquired as part of the Archstone acquisition that had Stabilized Operations as of April 1, 2013, as well as certain other communities which the Company developed, redeveloped or acquired that had Stabilized Operations as of April 1, 2013.

Other Stabilized Communities (includes Other Stabilized Communities - AvalonBay and Other Stabilized Communities - Archstone) are completed consolidated communities that the Company owns, which did not have stabilized operations as of January 1, 2013, but have stabilized occupancy as of January 1, 2014. Other Stabilized Communities do not include communities that are planning to conduct substantial redevelopment activities or that are

Attachment 13

under contract to be sold. Beginning in the quarter ended March 31, 2013, Other Stabilized Communities includes the stabilized operating communities acquired as part of the Archstone acquisition.

Development Communities are communities that are under construction during the current year. These communities may be partially or fully complete and operating.

Redevelopment Communities are communities where the Company owns a majority interest and where substantial redevelopment is in progress or is planned to begin during the current year.  Redevelopment is generally considered substantial when capital invested during the reconstruction effort is expected to exceed either $5,000,000 or 10% of the community’s pre-redevelopment basis and is expected to have a material impact on the community’s operations, including occupancy levels and future rental rates.

Average Rental Rates are calculated by the Company as rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Economic Occupancy (“Ec Occ”) is defined as total possible revenue less vacancy loss as a percentage of total possible revenue. Total possible revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents.  By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

Market Rents as reported by the Company are based on the current market rates set by the managers of the Company’s communities based on their experience in renting their communities’ apartments and publicly available market data.  Trends in market rents for a region as reported by others could vary.  Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Non-Revenue Generating Capex represents capital expenditures that will not directly result in revenue earnings or expense savings.

Stabilized/Restabilized Operations is defined as the earlier of (i) attainment of 95% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Average Rent per Home as calculated for certain Development and Redevelopment Communities in lease-up,  reflects management’s projected stabilized rents net of estimated stabilized concessions and including estimated stabilized other rental revenue and excluding projected commercial revenue.  Projected stabilized rents are based on one or more of the following:  (i) actual average leased rents on apartments leased through quarter end; (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations, and Market Rents on unleased homes.

Average Post-Renovated Rent per Home for Redevelopment Communities reflects management’s projected stabilized rents net of stabilized concessions and including stabilized other rental revenue once all homes have been renovated and subsequently re-leased.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land or where the Company controls the land through a ground lease or owns land to develop a new community.  The Company capitalizes related pre-development costs incurred in pursuit of new developments for which future development is probable.